                                                                  EXHIBIT 10.35

3200 Southwest Freeway, Suite 2000
Houston, Texas 77027
P.O. Box 1370
Houston, Texas 77251-1370
Telephone 713/543-6500

Bank United of Texas FFE                                                BANK
                                                                        UNITED


June 24, 1996

VIA OVERNIGHT DELIVERY

AND FACSIMILE (LETTER AND EXHIBITS A & B ONLY)

Mr.Graham P. Espley-Jones
Chief Financial Officer
ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, CA 92626

Re: APPROVAL OF REVOLVING CREDIT FACILITY IN THE AMOUNT OF $35,000,000 TO ARV ASSISTED LIVING, INC.

Dear Mr. Espley-Jones:

This letter supersedes in its entirety that certain approval letter to you dated April 11, 1996, regarding the above-referenced, which has, by its terms, expired.

We are pleased to inform you that Bank United of Texas FSB ("Bank United") has approved a revolving credit facility in the amount of $35,000,000 (the "Line of Credit") to ARV Assisted Living, Inc. ("Borrower") for purposes of financing the acquisition, acquisition and rehabilitation, or construction of assisted living facilities, subject to certain terms, conditions, and covenants generally described below and others to be negotiated and mutually agreed to by and between Borrower and Bank United in connection with the specific acquisition or construction project to be financed under the Line of Credit ("Financed Project"). Construction projects financed under the Line of Credit shall be referred to as "Financed Construction Projects". Acquisition projects and acquisition and rehabilitation projects financed under the Line of Credit shall be referred to as "Financed Acquisition Projects".

                                       I.
                           GENERALLY APPLICABLE TERMS,
                            CONDITIONS, AND COVENANTS

A.       PROJECT ELIGIBILITY.

         Each Financed Project shall be separately underwritten and subject to the specific approval of Bank United. Although satisfaction of the below-described criteria does not obligate Bank United to approve a proposed Financed Project, the following minimum parameters must be satisfied as a condition precedent to Bank United's review and consideration of a proposed Financed Project:

         1. MARKET AREA. All Financed Projects shall be located in market areas approved by Bank United and in which Borrower has demonstrated operations and management capabilities ("Eligible Market Area"). As of the date of this letter, Eligible Market Areas consist of California, Florida, Texas, Ohio, Colorado, New York and New Jersey.

         2. ASSISTED LIVING FACILITIES. All Financed Projects shall consist of assisted living facilities or other facilities (other than nursing homes) to be converted into assisted living facilities, and for which all required facilities, administrative, and other legally required licenses, if any, have been obtained as and when legally required, and which will be maintained until the Line of Credit has been terminated and repaid in full; but shall not include nursing homes.

         3. LOAN TO VALUE/COST. The total amount advanced under the Line of Credit for any single Financed Project may not exceed 70% of its appraised value. The total amount advanced under the Line of Credit for Financed Construction Projects may not exceed 80% of the total cost of construction and lot acquisition, excluding developer's fees and overhead. The total amount advanced under the Line of Credit for each Financed Acquisition Project may not exceed 70% of its purchase price or purchase price plus renovation costs in the case of a rehabilitation project.

         4. DEBT SERVICE COVERAGE. Each Financed Project must generate a debt service coverage ratio of not less than 1.40 to 1, based upon projected rentals in the case of Financed Construction Projects, and actual rentals in the case of Financed Acquisition Projects, and, in either case, assuming monthly payments based upon a twenty-five (25) year amortization.

         5. SUBLIMIT FOR FINANCED CONSTRUCTION PROJECTS. At no time may the total amount committed for approved Financed Construction Projects exceed $20,000,000.

         6. DUE DILIGENCE REQUIREMENTS. In addition to the documentation and information requirements for Financed Acquisition Projects and Financed Construction Projects set forth in Exhibits "A" and "B" respectively, Borrower shall provide market studies, satisfactory to Bank United, that analyze, among other factors, the demographics, housing needs, existing comparable facilities, economic climate, absorption rates, surrounding neighborhoods, average rentals per square foot, occupancy levels, and job market in the vicinity of the proposed Financed Project, if the proposed Financed Project is either
                  (i) a Financed Acquisition Project that has been completed less than two (2) years previously, or (ii) a Financed Construction Project.

B.       FINANCIAL COVENANTS OF BORROWER.

                  Borrower shall maintain the following minimum financial covenants:

         1. Borrower's total liabilities (excluding contingent liabilities such as payment or performance guaranties, or general partner liability) divided by total tangible net worth shall not exceed 3.5 to 1 as of the end of each fiscal quarter.

         2. Borrower shall maintain a tangible net worth of not less than $35,000,000 calculated as of the end of each fiscal quarter. For purposes of this covenant, "tangible net worth" shall mean the sum of the shareholders' equity in Borrower (including capital stock, additional paid-in capital, and retained earnings, but excluding treasury stock, if any), less the aggregate book value of all intangible assets of Borrower (as determined in accordance with generally accepted accounting principles consistent, with those applied in the preparation of financial statements required under paragraph C, below, of this Section I and including, without limitation, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, and franchises).

         3. Commencing with the fiscal quarter beginning October 1, 1996, Borrower shall maintain a debt service coverage ratio, calculated, as of the end of each fiscal quarter, by dividing
                  (i) Borrower's earnings before interest, taxes, depreciation, and appreciation ("EBITDA") by (ii) all scheduled debt payments upon which Borrower is obligated including interest payments due on Financed Projects, of 2.0 to 1.

C.       FINANCIAL REPORTING REQUIREMENTS

         Borrower shall provide to Bank United internally prepared balance sheet and income statements, certified by its chief financial officer, within forty-five (45) days following each fiscal quarter and shall provide audited balance sheet and income statements within ninety (90) days following the end of each fiscal year. In addition, Borrower shall provide Bank United, not later than forty-five (45) days following the commencement of each fiscal year, Borrower's annual budget and cash flow projections. Within five (5) business days of Bank United's request therefor, Borrower shall quarterly provide rent rolls and operating statements relating to Financed Projects.

D.       PAYMENTS

         Borrower shall make monthly payments of interest only on the total outstanding principal balance of all loans made under the Line of Credit, with all unpaid principal and accrued and unpaid interest due and payable at maturity of the Line of Credit, howsoever occurring.

E.       LINE OF CREDIT MATURITY

         The Line of Credit shall have an initial term of two years, commencing as of the date the initial loan under the Line of Credit is closed and funded ("Commencement Date"). The Line of Credit shall be reviewed on the first and second anniversaries of the Commencement Date and may, within Bank United's sole discretion, be renewed for an additional one-year term on each such anniversary, upon Borrower's payment of the renewal maintenance fee described below.

F.       INTEREST RATE

         The contract rate of interest on all loans made under the Line of Credit shall be a floating rate, adjusted monthly on the first day of each month equal to the lesser of: (i) the maximum nonusurious rate under applicable law; or (ii) 275 basis points (2.75%) over the thirty-day London

         Interbank Offered Rate ("LIBOR Rate") quoted on page 5 of the telerate screen or as published or quoted by any other nationally recognized rate quoting service or publication selected by Bank United, two business days prior to the first calendar day of each month.

G.       COLLATERAL

         All loans under the Line of Credit shall be secured by a first lien priority interest in the real property and improvements that comprise each Financed Project, in addition to a collateral assignment of rents, leases, management agreements, replacement reserve accounts, deposits, and other escrows, personal property owned by Borrower and located on or used in the operation or maintenance of the Financed Project and a collateral assignment of the construction contract, architect's contract, plans and specifications, and engineer's contract, in connection with the Financed Construction Projects. To the extent permitted by law, Borrower shall assign to Bank United all licenses and permits required in connection with each Financed Project.

H.       SUBORDINATE DEBT/LIENS

         No subordinate liens on any of the above-described collateral shall be permitted without Bank United's consent. In addition, Borrower shall not be permitted to incur any other secured debt, in connection with the construction, operation, acquisition or management of a Financed Project, except for indebtedness owed to Bank United.

I.       FEES EXPENSE DEPOSIT

         1. APPLICATION FEE/EXPENSE DEPOSIT. Borrower has previously paid Bank United an Application Fee of $35,000 which has been utilized for the payment of third-party expenses incurred by Bank United in connection with underwriting or other preparations incident to closing the loans made for certain proposed Financed Projects. Contemporaneously with its execution and delivery of this commitment letter to Bank United, Borrower shall pay an expense deposit of $15,000 for application against expenses incurred in connection with underwriting and closing loans for Financed Projects. Bank United may require additional expense deposits in connection with any proposed loan for a Financed Project in the event it determines the balance of the expense deposit, if any, is insufficient to cover anticipated third-party expenses. In the event that previously paid expense deposits are insufficient to cover expenses incurred by Bank United in connection with underwriting or other preparations incident to closing loans made under the Line of Credit, including, without limitation, market studies, environmental site assessments, inspection reports, surveys, appraisals, and legal fees, Borrower shall reimburse Bank United for any deficiency upon demand.

         2. MAINTENANCE FEE. Borrower shall pay to Bank United a Maintenance Fee in the amount of $187,500 for the first year following the Commencement Date, which shall be payable as follows: $75,000 on the Commencement Date, and $112,500 on or before November 1, 1996 provided that in the event the committed amount of loans for Financed Projects exceeds $10 million, Borrower shall pay, upon demand by Bank United, any remaining balance of the $187,500 Maintenance Fee. In the event that, at any time prior to the first anniversary of the Commencement Date, the principal balance of advances for Financed Acquisition Projects plus the amounts committed for Financed Construction Projects ("Total Usage") exceed $25 million but is equal to or less than $30 million, the Maintenance Fee shall be increased to $225,000, and Borrower shall, upon demand, pay to Bank United $37,500, representing the amount of the increase. In the event that the Total Usage, at any time prior to the first anniversary of the Commencement Date, exceeds $30 million, the Maintenance Fee shall be increased to $262,500, and Borrower shall, upon demand, pay to Bank United, the difference between $262,500 and the aggregate Maintenance Fees previously paid.

                  Commencing with the first anniversary of the Commencement Date and thereafter, in the event Bank United permits Borrower to extend the Line of Credit for one or more additional one-year terms, Borrower shall pay Maintenance Fees, in the following amounts, based upon the highest Total Usage during the initial and extended terms. The following Maintenance Fees for the second year and each extended term, if any, shall be payable upon the first anniversary of the Commencement Date and every six months thereafter until the expiration of the Line of Credit, howsoever occurring:

                  Total Usage                                 Maintenance Fee
                  -----------                                 ---------------
                  $25 million or less                         $62,500

                  greater than $25 million, but equal
                      to or less than $30 million             $75,000

                  greater than $30 million                    $87,500

                  If, at any time during any six month period, the highest Total Usage exceeds the Total Usage upon which previously paid Maintenance Fees for that period were based, Borrower shall, upon demand, pay the difference to Bank United, without pro-ration.

                  The Maintenance Fees shall be deemed to be paid in connection with the commitment sublimit amount of $20 million for Financed Construction Projects and are calculated on the basis of a certain percentage of such sublimit, that varies, depending upon the highest Total Usage under the Line of Credit and the period for which such Maintenance Fees were paid, as described below:

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
Highest Total Usage
- -------------------                         Percentage of Financed                     Percentage of Financed
                                         Construction Project Sublimit              Construction Project Sublimit
                                         -----------------------------              -----------------------------
                                               (for first year)                   (for periods after the first year)

$25 million or less                                    .9375%                                    .3125%

greater that $25 million,
     but equal to or less
     than $30 million                                 1.125%                                     .375%

greater than $30 million                              1.3125%                                    .4375%

J.       LOAN DOCUMENTS.

         Each loan for a Financed Project shall be separately documented, substantially in the form and content attached hereto as Exhibit "C" in the case of Financed Acquisition Projects and consistent with the parameters of Exhibit "D" in the case of Financed Construction Projects, with modifications required to comport with the law of the state in which the Financed Project is located and to accommodate specific terms and conditions imposed incident to Bank United's approval of the Financed Project. In the event of any inconsistency between the sample documents or parameters contained in Exhibits "C" and "D", and the requirements of this letter, the latter shall control. In the event of inconsistencies between the terms of this letter and the loan documents executed in connection with a specific Financed Project, the project-specific loan documents shall control.

         The loan documents shall be governed by the law of the state in which the Financed Project is located. However, Borrower's rights and remedies under and the terms and conditions of this letter shall be governed by the law of the State of Texas.

         All loans made under the Line of Credit shall be full recourse to Borrower and shall be cross-defaulted and cross-collateralized with each other.

K.       BLANKET COMPREHENSIVE LIABILITY INSURANCE

         Borrower shall, at all times during the term of the Line of Credit, maintain comprehensive liability insurance in an amount not less than $25 million issued by a carrier and with deductions and coverages acceptable to Bank United.

                                       II.
                         CONDITIONS TO ESTABLISHMENT OF
                               THE LINE OF CREDIT

Bank United's obligation to establish the Line of Credit in favor of Borrower is conditioned upon the following:

         (1) There being no material adverse change in the financial condition or credit standing of Borrower, including but not limited to, the initiation of insolvency, liquidation, or bankruptcy proceedings, voluntary or otherwise, by or against Borrower;

         (2) Borrower's payment when due of all fees or expenses required to be paid by Borrower prior to closing any loan under the Line of Credit and strict compliance, in all respects, with each condition contained in this commitment letter;

         (3) Bank United's receipt of an unmodified and executed copy of this letter by the Commitment Acceptance Deadline.

                                      III.
                             TERMINATION OF THE LINE

         Bank United may terminate the Line of Credit prior to the initial or renewal term, as the case may be, in the event any of the following occurs:

         a. Borrower consents to a liquidation agreement or arrangement, or any bankruptcy, reorganization or insolvency proceedings are instituted by or against Borrower;

         b. A default occurs and continues beyond any applicable grace and cure provisions in any loan document entered into in connection with any Financed Project;

         c. Failure of Borrower to fully satisfy and comply with the terms, provisions, and conditions contained in this commitment letter;

         d. Any of the representations, materials, or information heretofore or hereafter submitted by Borrower with respect to the Financed Projects or Borrower, including, but not limited to rent rolls, operating statements, financial statements, and reports, is now or hereafter becomes inaccurate, false, incomplete, incorrect, or misleading in any material respect; or

         e. Any change subsequent to the date hereof, deemed by Lender in its good faith judgment to be material or substantial, in the Financed Projects, or the assets, net worth, or credit standing of Borrower, or in any other facts relating to the Financed Projects or the taking of a judgment against Borrower, which in the sole judgment of Lender adversely affects the Financed Projects or the credit standing of Borrower.

         In the event Bank United elects to terminate the Line of Credit for any of the reasons specified in paragraphs (a) through (e) above, it shall have no obligation to consider or fund any additional proposed Financed Projects and may, subject to any notice and cure provisions provided within the loan documents, accelerate the maturity of all promissory notes evidencing loans made under the Line of Credit, demand immediate payment in full of all outstanding balances owing on such loans, and may further exercise the remedies provided to it as a secured party under the loan documents with respect to any and all collateral securing such loans.


                                       IV.
                                  MISCELLANEOUS

A.       USURY SAVINGS PROVISIONS.

         It is the intent of Bank United and Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Bank United or any other holder of any note made under the Line of Credit ("Note") and Borrower (or any other party liable with respect to any indebtedness under the Line of Credit) are hereby limited by this provision, which shall override and control all such agreements. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation or the recharacterization of any fees required hereunder or under the loan documents as interest), shall the interest taken, reserved, contracted for, charged or received under the Note, or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to this provision and such document shall be automatically reformed and the interest payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If the holder of the Note shall ever receive anything of value that is characterized as interest under applicable law and that would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the indebtedness evidenced hereby in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower if and to the extent such amount, which would have been excessive, exceeds such unpaid principal. The right to accelerate maturity of the Note or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the holder hereof does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the holder of the Note shall, to the extent permitted by applicable law, be amortized, protected, allocated, and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

B.       Time

         Time is of the essence with respect to all dates and periods of time set forth in this Commitment.

         Please indicate acceptance of the terms of this letter by causing the Borrower to execute the same, without modification, in the spaces provided below and returning the same, in addition to the $15,000 expense deposit, to the undersigned by noon, Houston, Texas time on July 3, 1996 ("Commitment Acceptance Deadline").

         THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE AND AGREE THAT, WITH REGARD TO THE SUBJECT MATTER OF THIS LETTER (1) THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES HERETO AND (2) THIS AGREEMENT AND THE ATTACHED EXHIBITS EMBODY THE FINAL AND COMPLETE AGREEMENT BETWEEN THE PARTIES; SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN; AND MAY NOT BE VARIED OR CONTRADICTED BY EVIDENCE OF ANY SUCH PRIOR OR CONTEMPORANEOUS MATTER OR BY EVIDENCE OF ANY SUBSEQUENT ORAL AGREEMENT OF THE PARTIES HERETO.


                                   BANK UNITED

                                   By:     /s/ R. MARTIN HALL
                                           ------------------------------
                                   Name:   R. Martin Hall
                                   Title:  Director Correspondent Lending

ACCEPTED:

This 26th day of June 1996.


BORROWER:

ARV ASSISTED LIVING, INC.

By:     /s/ GRAHAM P. ESPLEY-JONES
        ------------------------------
Name:   Graham P. Espley-Jones
Title:  Chief Financial Officer

                                    EXHIBIT A

                          REQUIRED INFORMATION SUMMARY
                        FOR FINANCED ACQUISITION PROJECTS

         In addition to the Loan documents to be executed at the closing of the Loan (that shall include but not be limited to a note, deed of trust or mortgage, other security agreements, financing statements, a Borrower's affidavit regarding legal compliance and loans to one borrower, and a certificate and indemnification regarding hazardous substances), the following information or documents, in form and substance satisfactory to Bank United, must be provided prior to closing:

 1.      Appraisal prepared by appraiser approved by Bank United

 2.      Survey/Flood Hazard Determination

 3. Title commitment (to contain ingress/egress, comprehensive, zoning, and environmental endorsements)

 4.      Phase I Environmental Site Assessment

 5.      Tax certificates relating to the Financed Project

 6.      Form of lease agreements

 7.      Insurance policies or binders (with agreed-amount endorsements)

 8.      Buy-Sell Agreement for purchase of the Financed Project

 9. Structural and mechanical inspection report relating to the Financed Project prepared by engineers approved by Bank United

10.      Inventory of personal property to be located in or upon the Financed
         Project

11.      Rent rolls relating to the Financed Project

12.      Certificates of occupancy

13. Architect's Certificate of Compliance with building codes and zoning ordinances

14. Opinion of Borrower's Counsel (including, but not limited to an opinion that the Loan is not usurious). Where the Financed Project is located in California, the Opinion of Borrower's Counsel may be provided by Borrower's in-house counsel.

15.      Copy of management agreements relating to the Financed Project

16.      Copies of executed commercial leases, if any, relating to the Financed
         Project

17. Estoppel and attornment agreements executed by commercial tenants, if any, of the Financed Project

18. Copies of all facilities and administrative licenses and/or permits required for the operation of the Financed Project as an assisted living facility.

                                    EXHIBIT B

                             INFORMATION SUMMARY FOR
                         FINANCED CONSTRUCTION PROJECTS

         In addition to loan documents consistent with the requirements of Exhibit D, the following documents shall be required as conditions precedent to closing any loans under the Line of Credit made in connection with Financed Construction Projects, such documents shall be in form and content satisfactory to Bank United:

(1) Survey: Originals of a current (prepared no more than ninety (90) days prior to the closing of the Loan) staked survey of the real property underlying the proposed Financed Construction Project ("the Land") and all improvements located thereon ("Survey") prepared by a professional engineer or registered surveyor, acceptable to Bank United and the Title Company which Survey shall conform to a current Texas Surveyors Association Standards specification for a Category 1A Texas Surveyor's Association Standards in the case of proposed Financed Construction Projects located in the state of Texas or, in the case of Financed Construction Projects located in states other than Texas, in conformity with all ALTA survey requirements, with a certificate acceptable to Lender. The Survey shall, among other matters, contain the following information: (1) metes and bounds description of the Land showing all corners and points of course changes and/or marked with iron pins or rods; (2) the location of all existing and proposed roads, highways and streets adjoining the Land and the access thereto and all improvements, encroachments, easements, drainage ditches, utilities, parking areas, rights-of-way, set-back lines, and all other matters located upon or effecting the Land. The Survey shall contain a certification that the Land is not located in any flood hazard area. The surveyor's certification on the face of the Survey, which shall be approved in both form and substance by Bank United , shall be in favor of both Bank United and the Title Company. The metes and bounds description of the Land prepared in accordance with this paragraph shall be the description of the metes and bounds of the Land used in connection with the preparation and execution of all of the loan documents. In the case of previously platted and subdivided Land, the Survey shall also reflect the legal description thereof, which shall comport with the legal description contained in all loan documents.

(2) Plans and Specifications: Two (2) complete sets of final plans and specifications signed and dated by Borrower and certified by Borrower's architects and appropriate engineers (and with the seals of such architects and engineers affixed), and containing all certificates, and permits required by all governmental authorities having jurisdiction over the Project. Any deviation from the approved plans and specifications must be approved by Bank United in writing, in advance of the issuance of any change orders. Following completion of the Financed Construction Project, Borrower shall provide Bank United with unconditional certificates of occupancy for each of the units located within the Financed Construction Project.

(3) Preliminary Construction Cost Estimate and Schedule: A fixed price Preliminary Construction Cost Estimate for the Financed Construction Project covering the items shown on the budget therefor provided to Lender and showing all direct construction costs and all indirect and overhead items, satisfactory to Bank United, executed by Borrower and Borrower's general contractor. In addition, upon request by Bank United, Borrower's design architect shall certify that such estimate is fair and reasonable. Bank United shall be furnished with a detailed construction schedule showing a trade-by-trade breakdown of the estimated periods of commencement and completion of construction of the improvements on the Financed Construction Project, which schedule shall be confirmed in writing by the general contractor and the design architect.

(4) Construction Inspection: A statement provided by a professional structural, mechanical, and construction inspection firm acceptable to Bank United ("Construction Inspector"), stating that it has reviewed the Financed Construction Project and plans and specifications and the cost breakdown and that there are adequate funds available from the proceeds of the loan and funds supplied at closing to complete the construction of the Financed Construction Project. Following completion of the construction of the Financed Construction Project, Borrower shall provide to Bank United an inspection report certifying that the Financed Construction Project has been completed in accordance with the plans and specifications approved by Bank United.

(5) Soil Tests: A letter of certification from the Construction Inspector indicating that the soil conditions are satisfactory for the construction of the Financed Construction Project.

(6) Contracts: Fully executed counterparts of all contracts with architects, engineers, and the Construction Inspector, relating to the Financed Construction Project including any and all amendments and modifications thereto and the fixed price construction contract with the general contractor, which shall be executed contemporaneously with the closing of the loan for a Financed Project. If requested by Bank United, Borrower shall furnish to Bank United, for approval by Bank United, financial statements of the general contractor.

(7) Architect's/Engineer's Certificates: Certificates by Borrower's architects or engineers certifying that all utilities are currently available to the boundaries of the Financed Construction Project, that the Financed Construction Project complies with, or when built, will comply with applicable zoning ordinances and other applicable laws, and can be operated for the purposes for which constructed, that all permits, licenses and approvals have been issued by the appropriate authorities, that all improvements will be constructed above the 100 year flood plain for the land, and that the budget submitted to and approved by Bank United adequately provides for all sums necessary to complete the work called for in the architect's/engineer's contract with Borrower.

(8) Environmental Site Assessments and Indemnity: Unqualified environmental site assessments performed by an environmental services firm selected or approved by Bank

         United, which verify that the Financed Construction Project is free from any "hazardous materials" and "hazardous waste," as those terms are defined by federal and state statutes, laws and regulations, including without limitation, asbestos and diesel fuel (as reflected on the Phase I environmental assessment). Such environmental survey shall include a determination of "wetlands" status and condition. Additionally, Bank United shall have obtained evidence, in form and substance acceptable to Bank United in its sole discretion, that indicates that any "hazardous materials" or hazardous waste" previously located on the Land have been properly disposed of in accordance with all applicable laws and the requirements of Thrift Bulletin 16. Borrower shall execute an Environmental Indemnity Agreement in favor of Bank United in the form contained within Exhibit C attached to this letter.

(9) Appraisal: At Borrower's sole cost and expense, an appraisal addressed to Bank United from an appraiser selected or approved by Bank United, which appraisal shall be in form and substance satisfactory to Bank United and shall indicate that the value of the Financed Construction Project completed in accordance with the plans and specifications shall not be less than an amount sufficient to support a loan to value ratio of no more than 70%.

(10) Proof of Payment of Taxes/Insurance: Borrower shall provide Bank United with evidence satisfactory to Bank United that Borrower has fully prepaid insurance premiums relating to the Financed Construction Project for the first year of the loan and evidence satisfactory to Bank United that all taxes affecting the Financed Construction Project attributable to the period beginning January and ending on the closing date of the loan have been paid or, in cases where annual tax bills are payable in increments and over successive years for preceding years, evidence that the taxes have been paid in such other manner as is customary under local customs and practice and acceptable to Bank United.

(11) Budget Disbursement Schedule: Borrower shall deliver to Bank United a final budget for the construction of the Financed Construction Project, including without limitation, a draw schedule and schedule of completion.

(12) Contractor's Letter: Bank United shall be furnished with a letter from Borrower's general contractor stating, among other things, that the general contractor shall give written notice to Bank United in case the Borrower defaults under the construction contract, that the general contractor will continue performance under the construction agreement if so requested by Bank United, and otherwise acknowledging that Borrower, by assignment of the construction contract, has granted a security interest in all of Borrower's right, title, and interest in the construction contract, that the maximum amount that shall be due and payable under the construction contract is as stated therein, and that such amount is adequate to complete the work called for in the construction contract.

(13) Notice of Commencement: Bank United shall have received evidence satisfactory to it that no construction on the Financed Construction Project has commenced nor has any construction contract been entered into prior to the time of filing of the deed of trust or mortgage in favor of Bank United securing the Loan.

(14) Attorney's Opinion: At the time of the closing of the Loan, Borrower's counsel shall deliver opinions addressed to Bank United in form, scope, and substance satisfactory to Bank United concerning all aspects of the loan including, without limitation, usury, doing business, and the due authorization, legality, validity, enforceability, and binding effect of all required loan documents. If the Financed Project is located in the state of California, such opinions may be provided by Borrower's in-house counsel.

(15) Leases/Management: Forms of lease agreements for apartments and actual lease agreements for commercial units, if any, and management agreements pertaining to the Financed Construction Project and any and all amendments and modifications thereto. Bank United shall have the right to approve or disapprove all management agreements, and the latter shall provide for a management fee of not more than 5% of monthly collections.

(16) UCC Search: UCC search of all filings of Borrower with the Secretary of State and the county where the Financed Construction Project is located and the county where the Borrower resides;

(17) Title Policy: Simultaneously with closing but prior to funding, a mortgagee title insurance policy ("the Title Policy") issued by an underwriter acceptable to Bank United through a title company acceptable to Bank United ("Title Company") pursuant to an insured closing protection letter satisfactory to Bank United for an amount equal to the loan amount insuring Bank United's valid first lien upon the Financed Construction Project and containing only such exceptions as specifically approved by Bank United. Any exception regarding restrictive covenants shall be deleted or shall list such restrictive covenants and insure that they will not affect the validity or priority of Bank United's lien. The standard pre-printed exception regarding any discrepancies, conflicts, or shortages in area or boundary lines shall be modified to read only "shortages in area". The standard pre-printed exception regarding taxes shall be modified to read "Standby fees and taxes for the year ______ [current year] and subsequent years not yet due and payable." The Title Policy may contain the standard pre-printed "pending completion" and "pending disbursements" exceptions and Borrower shall, at Borrower's cost and expense, obtain endorsements to the Title Policy as advances are made so that the coverage reflects the amounts that have been advanced under the terms of the loan documents. The Policy shall also insure for access to the Financed Construction Project and, where available, contain environmental, comprehensive, zoning, and mechanic's lien endorsements.

(18) Insurance Policies: Insurance policies required under the loan documents including builder's risk, hazard, public liability, and extended coverage. Such insurance shall be in amounts satisfactory to Bank United and, in the case of builder's risk and hazard insurance shall be equal the lesser of 100% of the full insurable value of the insurable portion of the Financed Construction Project or an amount equal to the loan amount. All such insurance policies shall be issued by insurers with a Best rating of at least A+, shall name Bank United (or the holder of the Note) as a loss payee subject to a mortgagee clause (without contribution) of the standard form attached to or otherwise made a part of the applicable policy, and shall provide that the same shall not be canceled or modified without at least thirty (30) days prior written notice to Bank United. The requirement for public liability and extended coverage may be satisfied by Borrower's blanket comprehensive general liability policy, provided that its terms, coverage, and the issuer thereof are satisfactory to Bank United.

(19) Public Liability/Worker's Compensation: Certificate from an insurance company indicating that Borrower's general contractor is covered by public liability and workman's compensation insurance in amounts and issued by insurers satisfactory to Bank United;

(20) Borrowers Affidavit: Affidavit of Borrower regarding loans to one Borrower, correctness and accuracy of representations and warranties in loan documents, and accuracy and completeness of all other information or material furnished to Bank United to induce it to make the loan and such other matters required by Bank United, all in form and substance satisfactory to Bank United;

(21) Lien Waivers: Lien waivers and subordination of lien rights from all architects, engineers, and contractors providing materials or services in connection with the Financed Construction Project;

(22) Permits: Copies of all necessary building, curb cut, sewer and water tap, and other permits required for the development of the Financed Construction Project, issued in the name of the Borrower;

(23) Zoning Letter: A copy of the applicable zoning ordinances, certified by an appropriate municipal or county official to be a complete and accurate statement therefor and written certification by said municipal or county official setting forth the zoning classification of the Financed Construction and stating that the Financed Construction Project and use thereof comply with all applicable zoning ordinances;

(24) Utility Letters: Letters from authorized officials or agents of each governmental entity or public utility furnishing any utility service, including water, sewer, telephone, gas, and electricity to the Financed Construction Project, which letters shall state that such service will be made available to the Financed Construction Project within the time required by the proposed schedule of construction in amounts adequate to serve the Financed Construction Project after its development in accordance with the approved plans and specifications;

(25) Performance and Payment Bond: If deemed advisable by Bank United following its review of the financial condition and experience of the proposed general contractor for a Financed Construction Project, a performance and payment bond issued by a surety company acceptable to Bank United covering the general contractor on the Financed Construction Project for not less than the cost of the construction contract and naming Bank United as a dual obligee. The dual obligee rider shall provide: "The Contractor and Surety shall not be liable under this bond to the Owner or Bank United unless the said obligee, or either of them, shall make payments to the Contractor in accordance with the terms of said Contract as to payments, and shall perform all of the other obligations to be performed under said Contract at the time and in the manner therein set forth, provided that the obligations of Contractor and Surety under said bond shall not be impaired unless Bank United fails to cure any default by Owner under the said Contract within a reasonable time after Bank United's receipt of written notice of said default." The bond shall also provide that the surety waives notice of, and consents to, changes in the construction contract, including changes in the plans and specifications, to the extent any such changes do not increase the contract price more than 10%;

(26) Flood Insurance: If the Financed Construction Project is in a "Flood Hazard Area", a flood insurance policy in an amount equal to the loan amount for that specific Financed Construction Project or the maximum amount available therefor under the Flood Disaster Protection Act of 1973 and regulations issued pursuant thereto, as may be amended from time to time, whichever is less, in form complying with the "insurance purchase requirement" of the Act, which shall contain a mortgagee clause in favor of Bank United;

(27) Inventory: Inventory of all personal property located in the Financed Construction Project after completion;

(28) Water Service: Assignment and conveyance of water service and wastewater capacity reservation and security agreement;

(29) Subordination Agreements: Subordination agreements in favor of Bank United executed by the Contractor, the property management company, architects and engineers, and any and all affiliates of Borrower providing services to the Borrower.

(30)     Additional Documents:   Such other documents as Bank United may
         reasonably require to address specific issues relating to the Financed Construction Project.

                                  EXHIBIT C


                          SAMPLE LOAN DOCUMENTS FOR
                        FINANCED ACQUISITION PROJECTS


        Financed Acquisition Projects shall be documented in form and substance substantially similar to the attached documents. Surveys shall comport with the Survey Requirements attached in this Exhibit and Borrower's Opinion of Counsel shall also comport with the sample attached in this Exhibit. These documents may be modified or supplemented to address issues of the state and local law of the jurisdiction in which the Financed Acquisition Project is located and issues specifically relating to the Financed Acquisition Project.


              [Sample Loan Documents Not Attached At This Time]

                                    EXHIBIT D

                        PARAMETERS OF LOAN DOCUMENTS FOR
                         FINANCED CONSTRUCTION PROJECTS

         Among the terms and conditions to evidence and secure each loan made in connection with a Financed Construction Project, the loan documents executed in connection therewith shall contain the following provisions:

1. APPLICATION OF INSURANCE/CONDEMNATION PROCEEDS: The loan documents shall contain a provision or provisions that shall provide, inter alia, that any and all insurance and condemnation proceeds will be paid to Bank United and Bank United may, within its sole discretion apply the proceeds toward repayment of the loan or toward the repair of the Financed Construction Project. Provided, however, if: (i) Borrower is not then, and has never been, in default of any term or provision contained in the loan documents ; (ii) no more than 25% of the net rentable square footage of the Project has been damaged; and (iii) the insurance proceeds are less than 25% of the principal balance of the loan, then Bank United shall disburse such proceeds to Borrower, from time to time, for the sole purpose of repairing or replacing the damaged portion of the Financed Construction Project. Borrower shall be required to provide Bank United with good and sufficient documentation and information necessary and required by Bank United to verify and confirm the exact nature and extent of the damage or destruction to the Financed Construction Project and the amount of funds properly expended to repair or replace same. Any proceeds not paid to repair or replace any such damaged or destroyed portion of the Project shall be applied to the last maturing installments of principal due and owing under the loan.

2. WAIVER OF ANTI-DEFICIENCY/FAIR MARKET VALUE FOR CALCULATING DEFICIENCIES [Texas Financed Projects Only]: The loan documents shall provide that:

         If all or any portion of the Financed Construction Project is foreclosed upon pursuant to a judicial or nonjudicial foreclosure sale, then notwithstanding the provisions of Sections 51.003, 51.004, and 51.005 of the Texas Property Code (as the same may be amended from time to time), and to the extent permitted by law, Borrower agrees that Bank United shall be entitled to seek a deficiency judgment from Borrower and any other party obligated on the indebtedness secured by the deed of trust equal to the difference between the amount owing on such indebtedness and the total amount for which the Financed Construction Project foreclosed upon ("Foreclosed Property") was sold pursuant to judicial or nonjudicial foreclosure sales. Borrower expressly recognizes that this section constitutes a waiver of the above-cited provisions of the Texas Property Code which would otherwise permit Borrower to present competent evidence of the fair market value of the Foreclosed Propertyas of the date of the applicable foreclosure sale and offset against any deficiency the amount by which the foreclosure sale price is determined to be less than such fair market value. Borrower further recognizes and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Foreclosed Property for purposes of calculating deficiencies owed by Borrower.

         Alternatively, in the event the waiver provided above is determined by an arbitrator or a court of competent jurisdiction, as the case may be, to be unenforceable, the following shall be the basis for the finder of fact's determination of the fair market value of the Foreclosed Property as of the date of the foreclosure sale in proceedings governed by Sections 51.003, 51.004, and
51.005 of the Texas Property Code (as amended from time to time);

         (1) The Foreclosed Property shall be valued in an "as is" condition "with all faults" as of the date of the foreclosure sale, without any assumption or expectation that any repairs will be performed in connection therewith;

         (2) The valuation shall be based upon an assumption that the foreclosure purchaser desires a prompt resale of the Foreclosed Property for cash promptly (but no later than twelve months) following the foreclosure sale;

         (3) All reasonable closing costs customarily borne by the seller in a commercial real estate transaction shall be deducted from the gross fair market value of the Foreclosed Property, including, without limitation, brokerage commissions, title insurance, a survey of the Foreclosed Property, tax prorations, attorney's fees, and marketing costs;

         (4) The gross fair market value of the Foreclosed Property shall be further discounted to account for any estimated holding costs associated with maintaining the Foreclosed Property pending sale, including, without limitation, utilities expenses, property management fees, taxes and assessments (to the extent not accounted for in paragraph 3 above), and other maintenance expenses; and

         (5) Any expert opinion testimony given or considered in connection with a determination of the fair market value of the Foreclosed Property must be given by persons having at least five years experience in appraising property similar to the Foreclosed Property and who have conducted and prepared a complete written appraisal of the Foreclosed Property taking into consideration the factors set forth above.

3. WAIVER OF JURY TRIAL: The loan documents will contain a provision wherein Borrower will expressly waive any right to a trial by jury in any action or legal proceeding arising out of or relating to this commitment, the loan, and any of the transactions contemplated by the loan.

4. ARBITRATION: The loan documents will contain a provision that requires Bank United and Borrower to submit disputes arising thereunder to binding arbitration. This provision shall read substantially as follows:

         To the maximum extent not prohibited by law, any controversy, dispute or claim arising out of, in connection with, or relating to the Note or any of the other loan documents or any transaction provided for therein, including but not limited to any claim based on or arising from an alleged tort or an alleged breach of any agreement contained in any of the loan documents, shall, at the request of any party to the loan documents (either before or after the commencement of judicial proceedings), be settled by arbitration pursuant to Title 9 of the United States Code, which the parties hereto acknowledge and agree applies to the transaction involved herein, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In any such arbitration proceeding: (i) all statutes of limitation which would otherwise be applicable shall apply; and (ii) the proceeding shall be conducted in the state and nearest metropolitan area in which the Financed Construction Project is located by a single arbitrator, if the amount in controversy is $1 million or less, or by a panel of three arbitrators if the amount in controversy is over $1 million. All arbitrators shall be selected by the process of appointment from a panel pursuant to section 13 of the AAA Commercial Arbitration Rules and each arbitrator will have AAA-acknowledged expertise in the appropriate subject matter. Any award rendered in any such arbitration proceeding shall be final and binding, and judgment upon any such award may be entered in any court having jurisdiction.

         If any party to the Note or other loan documents files a proceeding in any court to resolve any such controversy, dispute or claim, such action shall not constitute a waiver of the right of such party or a bar to the right of any other party to seek arbitration under the provisions of this section of that or any other claim, dispute or controversy, and the court shall, upon motion of any party to the proceeding, direct that such controversy, dispute or claim be arbitrated in accordance with this section.

         Notwithstanding any of the foregoing, the parties hereto agree that no arbitrator or panel of arbitrators shall possess or have the power to (i) assess punitive damages, (ii) dissolve, rescind or reform (except that the arbitrator may construe ambiguous terms) the Note or any other loan document, (iii) enter judgment on the debt, (iv) an exercise equitable powers or issue or enter any equitable remedies or (v) allow discovery of attorney/client privileged information, and the parties hereby waive the aforementioned remedies. The Commercial Arbitration Rules of the AAA are hereby modified to this extent for the purpose of arbitration of any dispute, controversy or claim arising out of, in connection with, or relating to any loan documents.

         No provision of, or the exercise of any rights under, this section shall limit or impair the right of any party to the loan documents before, during or after any arbitration proceeding to: (i) exercise self-help remedies such as set off or repossession; (ii) foreclose (judicially or otherwise) any lien on or security interest in any real or personal property collateral; or
(iii) obtain emergency relief from a court of competent jurisdiction to prevent the dissipation, damage, destruction, transfer, hypothecation, pledging or concealment of assets or of collateral securing any indebtedness, obligation or guaranty referenced in the loan documents. Such emergency relief may be in the nature of, but is not limited to: pre-judgment attachments, garnishments, sequestrations, appointments of receivers, or other emergency injunctive relief to preserve the status quo.

         In the event applicable law prohibits the submission of a particular controversy, dispute, or claim arising out of or in connection with any of the loan documents or transactions contemplated therein to arbitration, Borrower and Bank United agree that any actions or proceedings in connection therewith shall be tried and litigated only in the state and federal courts located in the jurisdiction in which the Property is located or any other court in which Bank United shall initiate legal or equitable proceedings that has subject matter jurisdiction over the matter in controversy. Borrower and Bank United, to the extent permitted by applicable law, waive any right to assert the doctrine of forum non-conveniens or to object to the venue to the extent any proceeding is brought in accordance with this paragraph.

5.       RESTRICTION ON ADDITIONAL SECONDARY FINANCING AND SALE OF PREMISES:
Except as otherwise permitted herein, the loan documents shall contain "due on sale" provisions that shall state that any sale, conveyance, further encumbrance (including the granting of any easements or other matters affecting title to the Financed Construction Project), or any pledge or other hypothecation of Borrower's interest in and to the Financed Construction Project, or any part thereof, or any interest therein, shall be an event of default under the terms and provisions of the Loan documents. Without limiting the generality of the foregoing, the occurrence at any time of any of the following events, without Bank United's prior written consent, which consent may be given or withheld at Bank United's sole and exclusive discretion, shall be deemed to be an unpermitted transfer of title to the Financed Construction Project and shall constitute an event of default under the terms and provisions of the Deed of
Trust: (1) any sale, conveyance, assignment, including any assignment for the benefit of creditors, or other transfer of, or the grant of any mortgage or security interest in all or any part of the Financed Construction Project; or
(2) any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of Borrower.

6. TRANSACTIONS WITH AFFILIATES: The loan documents will provide that Borrower shall be prohibited from entering into any transactions with any entity or person controlling or under common control with Borrower, without the written approval of Lender, other than in the ordinary course of its business and upon substantially the same or better terms as it could obtain in an arm's length transaction with an entity or person who is not controlling, under a common control with Borrower.

7. DISBURSEMENT PROCEDURES: The loan documents shall specify disbursement procedures in substantial conformity with the provisions of this section. The loan documents shall provide, among other things, that:

         (a) Disbursements shall be made only after notice is given to Bank United five (5) business days prior to a request for each such disbursement, accompanied by an affidavit of bills paid and a partial release of lien executed by the General Contractor and each subcontractor who has received payments in excess of $5,000.00, all in the form prescribed by Bank United.

         (b)      Disbursement shall not be more frequently than monthly.

         (c) Advance or disbursement requests shall be submitted by Borrower and Borrower's Architect on AIA forms for review and approval of the Construction Inspector.

         (d) Bills or statements for all expenses for which a disbursement is requested shall, at the option of Bank United, be presented to Bank United. All such disbursement requests shall include the certification of Borrower, Borrower's architect, the general contractor and Construction Inspector, that all labor and material for which funds are requested have gone into the Financed Construction Project according to the approved plans and specifications and that the remaining non-disbursed portion of the loan for that Financed Construction Project is adequate to complete the construction thereof.

         (e) Prior to any disbursement, the loan for the Financed Construction Project and all other loans under the Line of Credit must be current in all respects unless otherwise approved by Bank United.

         (f) At no time shall Bank United be obligated to disburse funds in excess of that recommended by the Construction Inspector, nor shall it be required to disburse funds for materials stored off the Financed Construction Project site. All draw requests shall be subject to the prior inspection of the Financed Construction Project by the Construction Inspector.

         (g) Interim disbursements of loan proceeds for construction work shall be subject to a ten percent (10%) retainage requirement.

         (h) Each disbursement must be accompanied by an endorsement by the Title Company.

         (i) Final disbursement to the General Contractor will be subject to Bank United's having secured the following:

                  (1) Unconditional Certificates of occupancy for each of the units within the Financed Construction Project;

                  (2) Certificate of completion prepared and submitted by Borrower and Borrower's Architect, which certificate shall contain only such qualifications as are acceptable to Lender in its sole discretion, and which shall indicate that: (a) the construction of the Financed Construction Project has been completed substantially in accordance with the approved plans and specifications; (b) all construction has been completed in a good and workmanlike manner; (c) all applicable zoning, building, or other governmental codes or regulations have been complied with; (d) there are no known structural deficiencies; and (e) all mechanical equipment, including without limitation, plumbing, air conditioning and heating, electrical, and kitchen equipment, if any, is in good working order;

                  (3) Certificate of completion executed by the General Contractor and filed in the real property records of the county in which the Project is situated.

                  (4) Contractor's affidavit satisfactory to Bank United and the Title Company.

                  (5) Lien waivers from all subcontractors, in form and substance satisfactory to Bank United, Bank United's Lender's Counsel and the Title Company.

                  (6) Such additional documents as Lender may reasonably request.